EXHIBIT 99.1

374WaterEnhances Its Board with the Addition of New Independent Directors

DURHAM, NC / 374Water Inc. (Nasdaq: SCWO) a leading sustainability innovator in the water and waste industries, is pleased to announce four new appointments to the company’s Board of Directors:

The company added the Honorable BJ Penn, Ms. Rene Estes, Mr. Itzik Polad and Mr. Jim Vanderhider as independent directors to the company board.

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BJ Penn. The Honorable Mr. Penn is a former Assistant Secretary and Acting Secretary of the Navy. Mr. Penn had a long and distinguished career as a naval aviator before assuming administrative duties for the Navy. Mr. Penn left the Navy for the private sector in 1991, joining Loral Corporation as Director of International Business. In 1996, Mr. Penn was assigned to Lockheed Martin's Corporate Staff and in 1998 he transferred to Lockheed Martin's Naval Electronics and Surveillance Systems. Following 911, he returned to the DoD in October 2001 as Director of Industrial Base Assessments. In 2005 he became the Assistant Secretary of the Navy, Installations and Environment and he served as the Secretary of the Navy, Acting, beginning in 2009 under President Bush and maintained that position under President Obama. He currently works as a consultant and heads his own firm, Genesis IV LLC.

Mr. Penn serves on the Secretary of Defense Policy Board, as Trustee Emeritus at The George Washington University and the Boards of the National Trust for the Humanities, Naval Aviation Museum and Naval Historical Foundation. Mr. Penn also serves as the Chairman of the Board of Directors Spectra System Corporation, a London Stock Exchange listed company (SPSY) and on the Board of Directors of Healthcare Trust Inc., a Nasdaq listed company (HTIA).

•	Rene Estes. Ms. Estes is a Finance Manager at 10 Branch Management LLC. Previously, she was Senior Investment Analyst at Bohemian Asset Management, Inc. In these roles, Ms. Estes was responsible for overseeing Private Equity and Venture Capital investments in excess of $200 million, and Real Estate investments in excess of $300 million. For more than fifteen years, Ms. Estes has partnered with investors, entrepreneurs, financiers, developers, and operators to achieve economic success for ventures in multiple industries and, at times, extreme market conditions. She has a B.A. Business Administration and a Major in Finance from Washington State University.

•	Itzik Polad. Mr. Polad is VP, BI and Business Applications at Papaya Global. Previously he served over 14 years at Hewlett-Packard (HP) starting in IT and business applications, and during the last decade he has focused on data analytics, data engineering and BI tools, enabling embedded analytics as customer facing products as well as providing internal solutions to Services, Operations, Product, Go-To-Market, Finance and Management. He has vast experience as BI, Data, MIS and Business Applications. Mr. Polad holds degrees in IE and Information Systems Engineering (B.Sc) as well as Master Business Administration (MBA), both from Ben-Gurion University of the Negev.

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Jim Vanderhider. Mr. Vanderhider is President of Aspen View GP, LLC. Previously, Mr. Vanderhider served as a Principal, Executive Vice President and Chief Financial Officer of EnerVest, Ltd. from 1996 until 2018. He was responsible for building EnerVest's private equity business and for the oversight of the institutional investments. During such tenure, he led initiatives for raising over $8 billion of private equity and over $12 billion of total institutional capital, securing over 150 institutional investors. Such investors included a diversified group of pension funds, endowments, foundations, family offices, insurance companies, fund of funds, international investors and other financial institutions.

Mr. Vanderhider currently serves as President of the Foundation of Goodwill Industries of Houston, along with serving on the Audit Committee of Goodwill Industries of Houston. During 2019, he joined the Advisory Board of Midway Companies, a privately owned, multi-billion dollar fully integrated real estate development and investment firm based in Houston, Texas. During January, 2022 he joined the Board of Directors of Scranton Holding Company, a private start-up venture in Hibbing, Minnesota, with a mission to become the only dedicated US producer of merchant pig iron and conducting operations leading to clean steel production through a carbon neutral, ESG-focused process. Mr. Vanderhider holds a BA of Business Administration degree in Accounting from Texas A&M University and is a Certified Public Accountant.

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"Having a strong and diverse board is key to our success and I’m very proud that we're able to create this amazing group of people that believe in 374Water mission and ready to act on its charter" said Kobe Nagar, CEO and Chairperson of 374Water Board.

About 374Water

374Water is a global cleantech, social impact company whose mission is to preserve a clean and healthy environment that sustains life. We are pioneering a new era of sustainable waste management that supports a circular economy and enables organizations to achieve their sustainability goals. https://www.374water.com/.

Cautionary Language

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning.

CONTACT: 374Water Inc. ir@374Water.com

Or

Hayden IR: James Carbonara james@haydenir.com 646-755-7412

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